Exhibit 99.1

Consent of Evercore Group L.L.C.

March 11, 2026

Devon Energy Company

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 1, 2026, to the Board of Directors of Devon Energy Corporation (“Devon”), as Annex B to, and reference thereto under the captions “The Merger — Opinion of Devon’s Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — Recommendation of the Devon Board and its Reasons for the Merger” and “The Merger — Certain Unaudited Forecasted Financial Information” in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Devon with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2026 (the “Registration Statement”), and relating to the proposed merger involving Devon and Coterra Energy, Inc.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Dan Ward
Dan Ward
Senior Managing Director